Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-191151 on Form N-1A of our report dated June 20, 2014, relating to the statement of assets and liabilities of Calamos Focus Growth ETF, the sole fund constituting the Calamos ETF Trust, appearing in the Statement of Additional Information, and to the reference to us under the heading “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

June 20, 2014